Exhibit 23.1(b)

Consent of Independent Registered Public Accounting Firm

BIOLASE, Inc.

Lake Forest, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2023, relating to the consolidated financial statements and schedule of BIOLASE, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus on Form S-1.

/s/ BDO USA, P.C.

Costa Mesa, California

June 3, 2024